Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated February 17, 2015, on the December 31, 2014 financial statements and financial highlights of Principal Variable Contracts Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 99 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 02-35570).

/s/Ernst & Young LLP

Minneapolis, Minnesota
April 28, 2015